Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 11, 2020	TRADED: Nasdaq

LANCASTER COLONY INCREASES REGULAR CASH DIVIDEND;
REELECTS THREE INCUMBENT DIRECTORS
    WESTERVILLE, Ohio, November 11 - Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 75 cents per common share, marking 58 consecutive years of increasing regular cash dividends. The company is one of only 13 U.S. companies with 58 straight years of regular cash dividend increases. The dividend will be payable December 31, 2020 to shareholders of record on December 7, 2020. As of the record date for today’s annual shareholder meeting, there were 27,537,277 common shares outstanding.
    Voting at the annual meeting, shareholders reelected three incumbent directors. They are Robert L. Fox, Account Executive at Boenning & Scattergood, Inc.; John B. Gerlach, Jr., Executive Chairman of Lancaster Colony; and Robert P. Ostryniec, retired Chief Product Supply Officer for Keurig Green Mountain, Inc.
    CEO David A. Ciesinski said, “The increased regular cash dividend reflects the company’s continued strong financial position and will be the 230th consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2021 is $2.95 per share, up from the $2.75 per share paid in fiscal 2020.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope”, “indicated” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements.

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PAGE 2 / LANCASTER COLONY INCREASES REGULAR CASH DIVIDEND; REELECTS DIRECTORS

Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•changes in our cash flow or use of cash in various business activities; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com